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                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                            SERIES B PREFERRED STOCK
                                 OF BOLLE INC.

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                         Pursuant to Section 151 of the
                         General Corporation Law of the
                               State of Delaware

                      -----------------------------------


                  The undersigned, Peter H. Trembath, does hereby certify as follows:

                  FIRST: That he is the duly elected and acting Secretary of Bolle Inc., a Delaware corporation (the "corporation").

                  SECOND: That the following resolution was duly adopted by the Board of Directors of the corporation:

                  RESOLVED, that pursuant to authority conferred upon the Board of Directors of the corporation in accordance with the General Corporation Law of the State of Delaware and the provisions of the Restated Certificate of Incorporation of the corporation (the "Restated Certificate"), there is hereby created a new series of preferred stock of the corporation, which shall be designated "Series B Preferred Stock" and shall consist of Ten Thousand (10,000) shares, and have the powers, designations, preferences and relative, participating, and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as set forth below.

                  SECTION 1.  Dividends.

                           (a) The holders of the Series B Preferred Stock,
shall be entitled to accrue cumulative cash dividends, whether or not declared by the Board of Directors of the corporation, at the dividend rate per annum as set forth in Section 1(b) below and no more, on each share of Series B Preferred Stock, payable semi-annually on June 30 and December 31 of each year commencing December 31, 1997, such dividends shall be cumulative, so that if at any time dividends per semi-annum at the applicable dividend rate, on each share, shall not have been declared and paid, or set apart for payment, for all preceding dividend periods, the deficiency shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common stock (the "Common Stock") of the

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corporation or the Series A Preferred Stock (the "Series A Stock") of the
corporation.

                           (b) The dividend rate (the "Dividend Rate") for the
Series B Preferred Stock shall be at the per annum rate of:

                           (i) 5% of the Liquidation Preference per share per
annum during the period commencing on the date of issuance of shares of the Series B Preferred Stock through December 31, 1997;

                           (ii) 6% of the Liquidation Preference per share per
annum during the period commencing January 1, 1998 through June 30, 1998;

                           (iii) 7% of the Liquidation Preference per share per
annum during the period commencing July 1, 1998 through December 31, 1998;

                           (iv) 8% of the Liquidation Preference per share per
annum during the period commencing January 1, 1999 through June 30, 1999;

                           (v) 9% of the Liquidation Preference per share per
annum during the period commencing July 1, 1999 through December 31, 1999; and

                           (vi) 10% of the Liquidation Preference per share per
annum commencing January 1, 2000 and thereafter until the Series B Preferred Stock shall have been redeemed.

                           (c) Any unpaid dividends (whether declared or
accruing) on Series B Preferred Stock will bear interest at the applicable Dividend Rate commencing from the date that such dividend has accrued up to and including the date on which such dividend is paid. Holders of Series B Preferred Stock will not receive any dividends other than the preferred dividends provided for in this Section 1, and will not participate with the Common Stock in the payment of dividends.

                           (d) Subject to the provisions of this Section 1(d),
the corporation will use its commercially reasonable efforts in good faith to declare and pay accrued dividends on the shares of Series B Preferred Stock as set forth in this Section 1. The corporation shall only declare or pay any dividends on the Series B Preferred Stock out of funds legally available therefor and to the extent that the corporation is permitted to declare or pay such dividends under the terms and conditions of its senior indebtedness pursuant to the terms of the credit agreement among the


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corporation, the lenders executing a signature thereto and NationsBank,
National Association, as Agent, entered into in connection with the corporation becoming a separate public company as a result of a spinoff by BEC Group, Inc., as may be amended from time to time (the "Senior Indebtedness").

                  SECTION 2. Rights on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the corporation shall be made to or set apart for the holders of Common Stock or Series A Stock, the holders of Series B Preferred Stock shall be entitled to receive payment out of such assets of the corporation in an amount equal to Five Thousand Five Hundred French Francs (FF5,500) per share of Series B Preferred Stock (such amount being referred to as the "Liquidation Preference" for the Series B Preferred Stock), plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on the Series B Preferred Stock. If the assets of the corporation available for distribution to the holders of Series B Preferred Stock shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Series B Preferred Stock based on the aggregate Liquidation Preference of the shares of Series B Preferred Stock held by each such holder. If the assets of the corporation available for distribution to the holders of Series B Preferred Stock shall exceed the distribution required to be made to the holders of Series B Preferred Stock as herein described, such excess assets shall be distributed pro-rata among the holders of Common Stock and the holders of Series B Preferred stock shall not participate in any such excess distribution.

                  SECTION 3. Conversion. The holders of any share of Series B Preferred Stock shall not have the right to convert any such shares into shares of Common Stock of the corporation.

                  SECTION 4.  Redemption.

                           (a) Optional Redemption. (i) Cash Redemption.
Following notice pursuant to Section 4(c)(ii) hereof given to all holders of Series B Preferred Stock during the period (the "Redemption Period") so long as shares of Series B Preferred Stock are outstanding, the corporation may at the option of the Board of Directors of the corporation, redeem, out of funds legally available therefor, in whole or in part the shares of Series B Preferred Stock. The corporation shall effect any such redemption by paying in cash (the "Cash Redemption") for each such share to be redeemed an amount equal to the Liquidation Preference, per share, plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on such shares to the Redemption Date (as


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hereinafter defined) (such total amounts are hereinafter referred to as the
"Redemption Price").


                           (ii) Debt Redemption. Following notice pursuant to
Section 4(c)(iii) below hereof given to all holders of Series B Preferred Stock during the period (the "Debt Redemption Period") commencing January 1, 1998 and so long as shares of Series B Preferred Stock are outstanding, the corporation may, at the option of the Board of Directors of the corporation, redeem in whole or in part the shares of Series B Preferred Stock. The corporation shall effect any such redemption (the "Debt Redemption") by issuing to the holders of the Series B Preferred Stock a subordinated debt instrument (the "Subordinated Debt"). Except as otherwise provided in Section 4(e) below, the Subordinated Debt shall contain substantially the same powers, designations, preferences and relative, participating, or other rights, and qualifications, limitations and restrictions as the Series B Preferred Stock including, but not limited to, mandatory redemption and Cash Redemption rights, Liquidation rights and the protections provided in Section 6 hereof.

                           (b) Mandatory Redemption. Notwithstanding anything
contained herein to the contrary, the corporation shall redeem, out of funds legally available therefor, the Series B Preferred Stock (if not previously redeemed) pursuant to the terms of Section 4 herein following notice pursuant to Section 4(c)(ii) hereof given to all holders of Series B Preferred Stock, upon the earlier occurrence of (i) on the earlier of (A) the third anniversary date from the issuance of the Series B Preferred Stock if redemption is then permitted under the terms and conditions of the corporation's Senior Indebtedness, (B) such later date as redemption is first permitted under the terms and conditions of the corporation's Senior Indebtedness; or (ii) the closing of any equity financing by the corporation (a "Public Offering"), but only to the extent of the net cash proceeds of such financing by the corporation and no more than the Redemption Price of the then outstanding shares of Series B Preferred Stock, and provided further, that such redemption would not violate any of the terms and conditions of the corporation's Senior Indebtedness; or (iii) a Change of Control (as defined in the agreements relating to the corporation's Senior Indebtedness), which has resulted in the corporation's payment in full of all amounts due with respect to its Senior Indebtedness. Subject to the provisions of this Section 4(b), the corporation will use its commercially reasonable efforts in good faith to redeem the Series B Preferred Stock when required to be redeemed pursuant to the terms of this
Section 4(b). The corporation shall effect any such Cash Redemption by paying in cash for each such share to be redeemed an amount equal to the


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Liquidation Preference, per share, plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on such shares to the Redemption Date. The corporation shall use its commercially reasonable efforts to close a Public Offering during 1998.

                           (c) Redemption Procedures. (i) General. In the event
of any redemption pursuant hereto, the corporation shall effect such redemption as follows. The number of shares subject to redemption shall be allocated pro rata among the holders of outstanding shares of Series B Preferred Stock based upon the number of shares held by each such holder.

                           (ii) Cash Redemption Procedures. During the
Redemption Period, and at least 10 days prior to the date fixed for any redemption of Series B Preferred Stock pursuant to Section 4(a)(i) above (the "Redemption Date"), written notice shall be sent to each holder of record of Series B Preferred Stock to be redeemed, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iii) Debt Redemption Procedures. During the Debt
Redemption Period, and at least 10 days prior to the date fixed for any redemption of Series B Preferred Stock pursuant to Section 4(a)(ii) above (the "Debt Redemption Date"), written notice shall be sent to each holder of record of Series B Preferred Stock, notifying such holder of the redemption to be effected, specifying the Debt Redemption Date, and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Debt Redemption Notice"). On or after the Debt Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Debt Redemption Notice, and thereupon the Subordinated Debt


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instrument shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iv) From and after the close of business on the
Redemption Date or the Debt Redemption Date, as the case may be, unless there shall have been a default in payment of the Redemption Price or issuance of the Subordinated Debt instrument, as the case may be, all rights of the holders of the shares of Series B Preferred Stock designated for redemption as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest or the Subordinated Debt instrument, as the case may be, upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

                           (d) Status of Redeemed or Purchased Shares. Any
shares of the Series B Preferred Stock at any time purchased, redeemed or otherwise acquired by the corporation shall not be reissued and shall be retired.

                           (e) Gross-Up Factor. In the event of any Debt
Redemption pursuant to Section 4(a)(ii) above, the interest rates from time to time payable on such Subordinated Debt shall be equal to the Dividend Rates in effect from time to time per Section 1(b) increased by a factor based upon the amount directly attributable to the corporation's tax savings expected to be received from the corporation's deduction of interest payments in respect of the Subordinated Debt in computing the corporation's taxable income in respect of each year that the Subordinated Debt is outstanding (the "Gross Up Factor"). The determinations required to be made under this Section 4(e), including whether and when a Gross-Up Factor is required and the amount of such Gross-Up Factor and the marginal combined Federal, state and local income tax rate and other assumptions to be utilized in arriving at such determination, shall be made by the corporation's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the corporation and the holders of the Subordinated Debt within ninety (90) days after the corporation's year end. All fees and expenses of the Accounting Firm shall be born solely by the corporation. Any Gross-Up Factor, as determined pursuant to this Section 4(e), shall accrue for the benefit to the holders of the Subordinated Debt as of the relevant dates set forth in such Section 1(b) and all accrued interest and Gross Up Factor shall accumulate and be paid in accordance with Section 1, including


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(without limitation) the provisions of Section 1(c). Any determination by the
Accounting Firm shall be binding upon the corporation and the holders of the Subordinated Debt.

                  SECTION 5. Voting Rights. The holders of the Series B Preferred Stock shall not be entitled to vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right.

                  SECTION 6. Protective Provisions. (a) So long as any shares of Series B Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 90% of the then outstanding shares of Series B Preferred Stock:

                           (i) alter or change the rights, preferences or
privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series;

                           (ii) declare or pay a dividend or otherwise make a
distribution on any security issued by the corporation which is junior to the Series B Preferred Stock including the Series A Stock with respect to dividends or upon liquidation (other than dividends or distributions payable in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation).

                           (iii) the corporation shall not enter into any
agreements that prohibit the corporation from declaring or paying dividends hereunder or redeeming the Series B Preferred Stock other than the Senior Indebtedness and any other agreements in effect as of the date of issuance of the Series B Preferred Stock.

                           (iv) the corporation shall not issue any class or
series of Preferred Stock that ranks Senior to or pari passu with the Series B Preferred Stock with respect to dividend, redemption or liquidation rights.

                           (b) in the event that the corporation does not
redeem the Series B Preferred Stock for cash in full on or before the third anniversary date from the issuance of the Series B Preferred Stock, the corporation shall be prohibited from issuing or incurring any Indebtedness for Money Borrowed (as defined below) which ranks senior to or pari passu with the Series B Preferred Stock, other than senior bank indebtedness (including Senior Indebtedness) not to exceed $30 million in the aggregate, until the corporation redeems for cash in full the Series B Preferred Stock. For purposes of this
Section 6(iv), Indebtedness for Money


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Borrowed shall mean all indebtedness in respect of money borrowed, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money, other than trade payables, capital leases, the deferred purchase price of any property or asset, conditional sales or similar title retention agreements incurred in the ordinary course of business.

                  SECTION 7. Transferability. The holders of shares of the Series B Preferred Stock are entitled to transfer shares of the Series B Preferred Stock, subject to strict compliance with all applicable laws.

                  SECTION 8. Priority. The Series B Preferred Stock ranks senior to the Series A Stock with respect to dividend, redemption and liquidation rights and otherwise.

                  IN WITNESS WHEREOF, Bolle Inc. has caused this Certificate of Designations of the Series B Preferred Stock to be signed by Peter H. Trembath, its Secretary, this ______ day of ____________, ____.



                                              BOLLE INC.



                                              By: __________________________
                                                       Name:  Peter H. Trembath
                                                       Title: Secretary